                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[_] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                ONVIA.COM, INC.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                [LOGO OF ONVIA]

                               ----------------

                           Onvia Stockholder Letter

                               ----------------

Dear Fellow Stockholders:

  It was an incredible year as we responded to rapidly changing market conditions by shifting our measurement of success from customer acquisition to operating efficiency and achieving profitability. The business model we operated under for most of calendar year 2000 has undergone major changes to ensure Onvia is not only a survivor but also a leader in the new market environment. During the past six months, key business decisions included outsourcing the products business, divesting of business units, acquiring B2G (business-to-government) capability, and substantially rebuilding the management team, while significantly lowering the operating cash burn rate. Now, the projected cash flow break-even point has been accelerated by two full years from our original expectations.

  We are optimistic about achieving success and enhancing stockholder value in 2001, focusing closely on the B2G exchange. I want to spend the majority of this first annual letter to stockholders discussing what Onvia is doing and what you can expect from us.

Tapping into the Enormous B2G Marketplace

  Onvia is determined to establish a leadership position in the B2G arena, focusing on simplifying the state and local government procurement process. This marketplace is ripe with opportunity because it is large, with an estimated purchasing power of $375 billion, and because it is fragmented, inefficient, and currently underserved.

  Onvia's strategy is to streamline this vast market by creating an efficient online channel enabling government buyers and their suppliers to transact business over the Internet. In the third quarter of 2001, we entered the B2G space with the acquisition of Globe-1 Incorporated ("Globe-1"), a B2G exchange that electronically distributes government bids to a large pool of suppliers. In addition, Globe-1 has contracts to serve government agencies in major U. S. cities, including New York, Atlanta, Chicago, and Los Angeles.

  A second acquisition in this space was announced late in the year upon signing a definitive agreement with DemandStar.com, Inc. ("DemandStar"), a leading B2G online player. This acquisition closed on March 5, 2001. DemandStar has contracts with government agencies, helping them purchase goods and services online in exchange for a subscription fee from suppliers. A contract with an agency will yield many subscriptions from suppliers, whereby subscription revenue is paid in advance but recognized over the length of the subscription, resulting in a more predictable revenue stream.

  DemandStar also has a sales force located in 26 states, focusing on state and local government procurement opportunities. At the end of year 2000, DemandStar served 230 government agencies in 30 states, and was signing new agencies daily. DemandStar's clients include the cities of San Antonio, Texas, Norfolk, Virginia, San Jose, California, Hamilton County, Ohio, and the Broward County School District, Florida, the fifth largest school district in the nation. DemandStar also has an agreement with The Innovation Groups, Inc., an organization of more than 450 members, including leading cities and counties throughout the United States such as Minneapolis, San Diego, Tampa, Houston, Las Vegas, and many others.

A Well-Funded Company

  Onvia completed a very successful round of funding in 2000, with the IPO generating $234 million. Cash on hand and short term investments totaled $135 million net, after a deduction of $24 million in liabilities associated with the outsourced products business which were paid during the first quarter of 2001. As market conditions changed, our strategy shifted to greater focus on the B2G space. We took aggressive steps to make the organization more cost-effective. In order to move Onvia more quickly toward profitability, we outsourced the products business whose significant revenues were outweighed by higher costs. In addition, staffing was reduced by over 300 positions or 60 percent. We significantly reduced operating expenses, including the national media marketing program, successfully lowering our operating cash burn rate to approximately $11 million per quarter as we entered 2001. We expect that the company will reach an operating cash flow break-even point with at least $50 million in cash reserves without raising any additional funds.

Experienced Management and Leadership

  As the Internet operating environment changed, so did the composition of our management team. In August 2000, I joined the management team as president and chief operating officer, having served as a director of Onvia since February 1999. In April 2001, I succeeded founder Glenn Ballman as chairman and chief executive officer. Mr. Ballman resigned from these two positions to pursue outside interests and we thank him for his contributions to the company. My experience over the last 30 years, including serving as partner with a Big 5 accounting firm and chairman and chief executive officer of a Fortune 500 company, will prove valuable as we move toward establishing a leadership position in the B2G market and continuing on our path to profitability.

  In the last six months, several talented senior executives, including those listed below, joined the management team at Onvia, bringing with them diverse skill sets and a depth of experience:

  . Clark Westmoreland, formerly a global director of operations for United Parcel Service, joined Onvia as vice president of operations;

  . Don Bowler, formerly the vice president of investor relations for StanCorp Financial Group Inc. and the head of investor relations and corporate communications for U.S. Bancorp, joined Onvia as vice president of investor relations;

  . Dusty Routh, formerly a publisher for Adobe Magazine, Pacific Northwest Magazine, Oregon Business and American Printer, joined Onvia as vice president, sales, Onvia solutions group;

  . Theresa Treat, formerly of Pointshare, Inc., Nextlink Communication, and Horizon Air, Inc., joined Onvia as vice president of human resources;

  . Clayton Lewis, formerly an executive vice president of a Tele-Communications, Inc. subsidiary, was promoted from within the company to the position of vice president of marketing; and

  . Michael Jacobsen, formerly the chief accounting officer and controller at Mosaix, Inc., the chief financial officer at Fourgen Software, Inc. and controller at Aldus Corp., was promoted from within the company to the position of acting chief financial officer.

  To this group, we have added the following three experienced executives from
DemandStar:

  . Ozzie Ramos, formerly the president of DemandStar, joined Onvia as vice president, general manager, government marketplace;

  . Ted Jordan, formerly the vice president of sales of DemandStar, joined Onvia as vice president, sales, government marketplace; and

  . Knox North, formerly the vice president of technology of DemandStar, joined Onvia as vice president, technology, government marketplace.

  Each executive will play a significant role in driving the company to an operating cash flow break-even point. We are excited to have them on our team.

On Course Toward Profitability

  The management team has made significant changes and progress at Onvia on many fronts during the past six months. We are pleased with the progress but are keenly aware much remains to be done. During 2001, every effort will be focused on achieving undisputed leadership in the B2G market while reaching an operating cash flow break-even point. Any additional acquisitions must fit within the current business model and must bring us to profitability sooner. We are committed to creating long-term stockholder value and look forward to a year dedicated to this goal.

  On behalf of our management team, we extend a special thank you to our stockholders, customers, and employees for your continued contributions and confidence in the future success of Onvia.

                                          /s/ Michael D. Pickett
                                          Michael D. Pickett
                                          President, Chief Executive Officer
                                           and Chairman

                                [LOGO OF ONVIA]

                               ----------------

         Notice of Annual Meeting of Stockholders and Proxy Statement
                          To Be Held on May 11, 2001

                               ----------------

TO OUR STOCKHOLDERS:

  The 2001 Annual Meeting of Stockholders ("Meeting") of Onvia.com, Inc., a Delaware corporation (the "Company" or "Onvia"), will be held on May 11, 2001 at 1:00 p.m. local time, at the Company's executive offices at 1260 Mercer Street, Seattle, Washington 98109 for the following purposes:

  1. To elect two directors to serve for a term that expires in 2004;

  2. To ratify the selection of the accounting firm of Deloitte & Touche LLP as independent auditors for Onvia;

  3. To approve an amendment to Onvia's Amended and Restated 1999 Stock Option Plan to increase the maximum number of shares subject to options that may be issued to any one employee during a fiscal year to 5,000,000 shares; and

  4. To consider and act upon other business appropriately brought before the Meeting.

  Only stockholders of record on the books of Onvia at the close of business on March 15, 2001 will be entitled to notice of and to vote at the Meeting.

  Whether or not you expect to attend the Meeting, please sign, date and return the enclosed proxy in the enclosed envelope at your earliest convenience pursuant to the instructions in the proxy card. If you return your proxy, you may nevertheless attend the Meeting and vote your shares in person.

  All stockholders are cordially invited to attend the meeting.

                                          Sincerely,

                                          /s/ Michael A. Jacobsen

                                          Michael A. Jacobsen
                                          Corporate Secretary

Seattle, Washington
April 6, 2001

 It is important that your shares be represented at the Meeting. Whether or not you plan to attend the Meeting, please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States. If you decide to attend the Meeting, you will of course be able to vote in person, even if you have previously submitted your proxy.

                                ONVIA.COM, INC.
                              1260 Mercer Street
                           Seattle, Washington 98109

                               ----------------

                                PROXY STATEMENT
                                      FOR
                      2001 ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 11, 2001

                               ----------------

                              GENERAL INFORMATION

  Proxies enclosed with this proxy statement are solicited by and on behalf of the Board of Directors (the "Board") of Onvia.com, Inc., a Delaware corporation (the "Company" or "Onvia"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held on May 11, 2001 at 1:00 p.m. local time, at the Company's executive offices at 1260 Mercer Street, Seattle, Washington 98109.

  This proxy statement, a proxy card and the Annual Report on Form 10-K containing financial statements for the year ended December 31, 2000, will be mailed to stockholders on or about April 6, 2001.

  Three matters will be voted on at the Meeting:

  1. elect two directors;

  2. ratify the selection of the accounting firm of Deloitte & Touche LLP as independent auditors for Onvia; and

  3. approve an amendment to Onvia's Amended and Restated 1999 Stock Option Plan (the "1999 Plan") to increase the maximum number of shares subject to options that may be issued to any one employee during a fiscal year to 5,000,000 shares.

  Your Board recommends that you vote for its two nominees for election to the Board, ratify the selection of Deloitte & Touche LLP as Onvia's independent auditors and approve an amendment to the 1999 Plan as described herein. Information concerning the Board's nominees and recommendations are contained in this proxy statement.

  The Board knows of no other matters to be presented at the Meeting. If any other matters should be presented at the Meeting upon which a vote may be properly taken, shares represented by all proxies received by Onvia will be voted with respect to such matters in accordance with the judgment of the persons named as attorneys in the proxies.

Shares Outstanding and Voting Procedures

  Only holders of record of outstanding shares of Onvia's common stock as of the close of business on March 15, 2001, are entitled to notice of and to vote at the Meeting.

  As of March 15, 2001, there were 91,096,973 shares of Onvia's common stock outstanding and entitled to vote. The shares of common stock are the only voting securities of Onvia. Stockholders are entitled to cast one vote for each share held of record and are not entitled to cumulative voting.

  To vote, you can sign and date each proxy card you receive and return it in the postage-prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the Board's nominees for election to the Board, FOR the ratification of the selection of Onvia's independent auditors, and FOR the approval of an amendment to the 1999 Plan.

  You have the right to revoke your proxy by:

  . notifying Onvia's Corporate Secretary at any time before the Meeting at the address listed above;

  .  returning a later-dated proxy card at any time before the Meeting; or

  .  voting in person at the Meeting.

  There must be a quorum for action to be taken at the Meeting. A "quorum" consists of holders of a majority of the outstanding shares of common stock. The holders may be present in person or by proxy. If you submit a properly executed proxy card, then you will be considered part of the quorum even if you withhold your vote in the election of directors or ratification of the selection of the independent auditors and abstain from voting on any other proposals. In addition, "broker non-votes" are counted as present for establishing a quorum. However, abstentions and broker non-votes are not counted in the tally of votes FOR or AGAINST any other proposal. A WITHHELD vote is the same as an abstention. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others, often because the broker does not have the authority to do so.

                   PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

       YOUR BOARD RECOMMENDS A VOTE "FOR" THESE NOMINEES. DIRECTORS ARE
                   ELECTED BY A PLURALITY OF THE VOTES CAST.

Nominees and Other Members of the Board

  Two directors are to be elected at the Meeting. Each director elected at the Meeting will serve until the 2004 annual meeting and until their successors are elected and qualified.

  The Board currently consists of Michael D. Pickett, Jeffrey C. Ballowe, William W. Ericson, Kenneth A. Fox, Nancy J. Schoendorf and Steven D. Smith. The terms of Mr. Fox and Mr. Smith will expire at the 2001 Annual Meeting of Stockholders, and the Board has nominated Mr. Fox and Mr. Smith for re-election. Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board to fill any such vacancy. We have provided below information on each of the nominees and the other members of the Board.

  Onvia's directors and their ages are as follows:

   Name                  Age                      Position
   ----                  ---                      --------
   Michael D. Pickett...  53 President, Chief Executive Officer and Chairman of
                             the Board
   Jeffrey C. Ballowe...  45 Director
   William W. Ericson...  42 Director
   Kenneth A. Fox.......  30 Director
   Nancy J. Schoendorf..  46 Director
   Steven D. Smith......  42 Director

 Nominees (Term Ending 2001)

  Kenneth A. Fox has served as a director of Onvia since February 1999. In March 1996, Mr. Fox co-founded Internet Capital Group, Inc., an Internet company primarily engaged in managing and operating a network of business-to-business ecommerce companies. Mr. Fox has served as one of Internet Capital Group's Managing

Directors since its inception. Mr. Fox has also served as a director of Internet Capital Group since February 1999. Prior to forming Internet Capital Group, Mr. Fox was the Director of West Coast Operations for Safeguard Scientifics, Inc., a leader in incubating, operating and developing technology companies in the Internet infrastructure market, and was Director of West Coast operations for Technology Leaders II, LP, a venture capital partnership, from 1994 to 1996. Mr. Fox serves as a director of AUTOVIA Corporation, Commerx, Inc., Deja.com, Inc., Entegrity Solutions Corporation, Internet Commerce Systems, Inc., and Vivant! Corporation. Mr. Fox holds a Bachelor of Science in Economics from Pennsylvania State University.

  Steven D. Smith has served as a director of Onvia since January 2000. Since March 1997, Mr. Smith has served as Managing Director of GE Equity, a subsidiary of GE Capital. From August 1990 to February 1997, Mr. Smith served in a variety of positions at GE Capital, most recently as Managing Director, Ventures. Mr. Smith holds a Bachelor of Business Administration from Southern Methodist University and a Master of Business Administration from The Wharton School of Business at the University of Pennsylvania.

 Class II Directors (Term Ending 2002)

  Michael D. Pickett has served as President, Chief Executive Officer and Chairman of the Board since April 2001. Mr. Pickett has also served as President and Chief Operating Officer since August 2000, Chairman of the Board from February 1999 to August 2000, and as a director of Onvia since February 1999. From July 1999 to August 2000, Mr. Pickett served as Chief Executive Officer of Hardware.com, Inc., an online source for total home improvement solutions, which was acquired by Onvia in September 2000. From July 1997 to March 1999, Mr. Pickett was Chairman and Chief Executive Officer of Technology Solutions Network, LLC, a provider of turnkey technology solutions for small businesses. From October 1983 to February 1996, Mr. Pickett served in a variety of positions and most recently as Chairman, Chief Executive Officer and President of Merisel, Inc., a wholesale distributor of computer hardware and software products and a provider of logistics services. Mr. Pickett holds a Bachelor of Arts in Business Administration from the University of Southern California.

  Nancy J. Schoendorf has served as a director of Onvia since February 1999. Ms. Schoendorf has been a general partner of Mohr, Davidow Ventures, a venture capital firm, since 1993, and Managing Partner since 1997. Prior to joining Mohr, Davidow, Ms. Schoendorf spent seventeen years in the computer industry, including holding management positions with Hewlett-Packard, Software Publishing Corporation, and Sun Microsystems, Inc. Ms. Schoendorf currently serves as director of Agile Software Corporation, Broadbase Software, Inc., and several privately held companies. Ms. Schoendorf holds a Bachelor of Science in Computer Science from Iowa State University and a Master of Business Administration from Santa Clara University.

 Class III Directors (Term Ending 2003)

  Jeffrey C. Ballowe has served as a director of Onvia since December 1999. From 1986 until 1998, Mr. Ballowe held various management positions at Ziff-Davis, including President of the Interactive Media and Development Group. Before leaving Ziff-Davis at the end of 1998, Mr. Ballowe led the launches of five magazines, ZDNet on the Web, ZDTV, and the initial ZD/Softbank investments in Yahoo!, USWeb, GameSpot and Herring Communications. Mr. Ballowe also serves as a director of Jupiter Communications, VerticalNet and NBCi and on the advisory board of Internet Capital Group. Mr. Ballowe holds a Bachelor of Arts in Economics and French from Lawrence University, a Master of Arts in French from the University of Wisconsin and a Master of Business Administration from the University of Chicago.

  William W. Ericson has served as a director of Onvia since September 1999. Since March 2000, Mr. Ericson has been a partner at Mohr, Davidow Ventures, a venture capital firm. From August 1995 to March 2000, Mr. Ericson was an attorney at Venture Law Group, a law firm specializing in the representation of technology companies. Prior to joining Venture Law Group, Mr. Ericson was an associate in the Palo Alto, California office of the law firm of Brobeck, Phleger and Harrison, LLP from October 1992 through August 1995. Mr. Ericson holds a Bachelor of Science in Foreign Service from Georgetown University and a Juris Doctor from the Northwestern University School of Law.

  Glenn S. Ballman's resignation as a Class III director of Onvia as of April 2001 has left a vacancy on the Board. The Board anticipates filling this vacancy as soon as practicable.

Information About the Board

 Meetings

  The Board met fifteen times in the last calendar year and the Board took action once by unanimous written consent. All directors, except Kenneth A. Fox, attended at least 75% of all Board and committee meetings of which they were a member.

 Committees

  The Board currently has two standing committees: an Audit Committee and a Compensation Committee. The Board currently does not have a Nominating Committee.

  Pursuant to the Audit Committee Charter adopted by the Board (attached as Appendix A), the Audit Committee reviews and monitors Onvia's internal accounting procedures, corporate financial reporting, external audits, the results and scope of the annual audit and other services provided by the independent accountants, and makes recommendations to the Board regarding the selection of the independent auditors. The Audit Committee met three times in the last calendar year and took action once by unanimous written consent. The Audit Committee currently consists of Ms. Schoendorf, Mr. Ballowe and Mr. Smith.

  The Compensation Committee reviews and makes recommendations to the Board regarding all forms of compensation and benefits provided to Onvia's officers, establishes and reviews general policies relating to the compensation and benefits of all of Onvia's employees, and administers the 1999 Plan. The Compensation Committee met twice in the last calendar year and currently consists of Ms. Schoendorf, Mr. Ballowe and Mr. Fox.

                            AUDIT COMMITTEE REPORT

  The Audit Committee of the Board of Onvia is composed of three independent directors and operates under a written charter adopted by the Board in March 2000, which is attached to this proxy statement as Appendix A. Each of the members of the Audit Committee is "independent" as defined by Rule 4200(a)(14) of the Nasdaq Marketplace Rules.

  The Audit Committee recommends to the Board, subject to stockholder ratification, the selection of Deloitte & Touche LLP as the Company's independent accountants. The independent accountants are responsible for performing an independent audit of Onvia's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. Management is responsible for Onvia's internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

  Meetings of the Audit Committee were designed to facilitate and encourage communication between the Audit Committee, management, and Onvia's independent public accountants, Deloitte & Touche LLP. Management represented to the Audit Committee that Onvia's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented consolidated financial statements. The Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2000 with management and the independent accountants.

  The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

  The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants, Deloitte & Touche LLP, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with Deloitte & Touche LLP the issue of its independence from Onvia.

  Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Onvia's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

  The Audit Committee of the Board of Onvia:

    Nancy J. Schoendorf
    Jeffrey C. Ballowe
    Steven D. Smith, Chairperson

                         COMPENSATION COMMITTEE REPORT

  The following is a report of the Compensation Committee of the Board describing the compensation policies applicable to Onvia's executive officers during the fiscal year ended December 31, 2000. The Compensation Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of Onvia, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

 General Compensation Policy

  Under the supervision of the Board, Onvia's compensation policy is designed to attract and retain qualified key executives and employees critical to Onvia's growth and long-term success. It is the objective of the Board to have a portion of each executive's compensation contingent upon Onvia's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements:

  .  base salary which reflects individual performance and expertise;

  . variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board establishes from time to time for Onvia; and

  . long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and Onvia's stockholders.

  The summary below describes in more detail the factors, which the Board considers in establishing each of the three primary components of the compensation package provided to the executive officers.

 Base Salary

  The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with Onvia for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Onvia's performance does not play a significant role in the determination of base salary.

 Cash-Based Incentive Compensation

  Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and Onvia's success in achieving specific company-wide goals, such as the Company's critical success factors.

 Long-Term Incentive Compensation

  Onvia has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under these plans take the form of stock options designed to give the recipient an equity stake in Onvia and thereby closely align his or her interests with those of Onvia's stockholders. Factors considered in making such awards include the individual's position in Onvia, his or her performance and responsibilities, and internal comparability considerations.

  Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with Onvia. Accordingly, the option will provide a return to the executive officer only if he or she remains in Onvia's service, and then only if the market price of the common stock appreciates over the option term.

 Compensation of the Chief Executive Officer

  Glenn S. Ballman served as Onvia's Chief Executive Officer from February 1997 through April 2001. His base salary for fiscal year 2000 was $225,000. The factors discussed above in "Base Salary," "Cash-Based Incentive Compensation," and "Long-Term Incentive Compensation" were also applied in establishing the amount of Mr. Ballman's salary and stock option grant. A significant factor in establishing Mr. Ballman's compensation was the compensation levels at companies which compete with Onvia for business and executive talent.

 Deductibility of Executive Compensation

  The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under the 1999 Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

  The Compensation Committee of the Board of Onvia:

    Nancy J. Schoendorf
    Jeffrey C. Ballowe
    Kenneth A. Fox

 Compensation Committee Interlocks and Insider Participation

  No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

 Compensation

  Onvia does not currently provide cash compensation to its directors, but they are reimbursed for out-of-pocket expenses incurred in connection with activities as directors, including attendance at meetings of the Board or its committees. The directors are generally eligible to participate in the 1999 Plan and, if a director is an employee of Onvia, in the Onvia 2000 Employee Stock Purchase Plan. Directors who are not employees will also receive periodic stock option grants under Onvia's 2000 Directors' Stock Option Plan.

Information Regarding Beneficial Ownership of Principal Stockholders, Directors and Management

  The following table shows how much stock the officers, directors, director-nominees and holders of more than 5% of outstanding common stock beneficially owned as of March 15, 2001. Except as otherwise noted, the address of each person listed in the table is c/o Onvia, 1260 Mercer Street, Seattle, Washington 98109. The table includes all shares of common stock issuable within 60 days of March 15, 2001, upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. To Onvia's knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 91,096,973 shares of common stock outstanding as of March 15, 2001, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                                               Beneficial Ownership Percent of
Name and Address                                (Number of Shares)    Class
----------------                               -------------------- ----------
Entities affiliated with Mohr, Davidow
 Ventures (1).................................      14,518,144        15.94%
  2775 Sand Hill Road, Suite 240
  Menlo Park, California 94025

Internet Capital Group, Inc. (2)..............      17,184,810        18.86%
  44 Montgomery Street, Suite 3705
  San Francisco, California 94014

GE Capital Equity Investments (3).............       4,289,000         4.71%
  c/o Capital Equity Investments, Inc.
  120 Long Ridge Road
  Stamford, Connecticut 06927

Robert D. Ayer (4)............................       5,690,000         6.25%

Kristen M. McLaughlin (5).....................       3,010,718         3.30%

Nancy J. Schoendorf (1) (6)...................      14,528,144        15.95%
  c/o Mohr, Davidow Ventures
  2775 Sand Hill Road, Suite 240
  Menlo Park, California 94025

Kenneth A. Fox (2) (7)........................      17,194,810        18.88%
  c/o Internet Capital Group, Inc.
  44 Montgomery Street, Suite 3705
  San Francisco, California 94014

Steven D. Smith (3) (8).......................       4,299,000         4.72%
  c/o Capital Equity Investments, Inc.
  120 Long Ridge Road
  Stamford, Connecticut 06927

Michael D. Pickett (9)........................       1,623,178         1.78%

William W. Ericson (10).......................      14,732,456        16.17%
  c/o Mohr, Davidow Ventures
  2775 Sand Hill Road, Suite 240
  Menlo Park, California 94025

                                               Beneficial Ownership Percent of
Name and Address                                (Number of Shares)    Class
----------------                               -------------------- ----------
Jeffrey C. Ballowe (11).......................         130,000            *
  85 Estrada Calabasa
  Santa Fe, New Mexico 87501

Michael A. Jacobsen (12)......................          37,300            *

Clark C. Westmoreland (13)....................          72,917            *

Douglas H. Kellam (14)........................          60,617            *

Mark A. Pawlosky (15).........................         298,333            *

Mark T. Calvert (16)..........................         538,622            *

Glenn S. Ballman (17).........................      10,197,066        11.19%

All directors and officers as a group (10
 persons) (18)................................      61,318,523        67.31%

--------
  *  Less than 1%

 (1) Consists of 10,022,970 shares held by Mohr, Davidow Ventures V, L.P., 3,781,480 shares held by Mohr, Davidow Ventures V-L, L.P. and 713,694 shares held by Mohr, Davidow Ventures V, L.P. as nominee for Mohr, Davidow Ventures Entrepreneurs' Network Fund II (A), L.P. and Mohr Davidow Ventures Entrepreneurs' Network Fund II (B), L.P. Ms. Schoendorf is a director of Onvia and a member of Mohr, Davidow Ventures, the general partner of Mohr, Davidow Ventures, V, L.P. Ms. Schoendorf disclaims beneficial ownership of shares held by these entities except to the extent of her pecuniary interest in them.

 (2) Mr. Fox is a director of Onvia and managing director of Internet Capital Group, Inc. Mr. Fox disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.

 (3) Mr. Smith is a Managing Director of GE Equity, a subsidiary of GE Capital. Mr. Smith disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.

 (4) Consists of 5,450,000 shares held by Mr. Ayer and 240,000 shares held by his spouse Wendy Ayer.

 (5) Includes 30,000 shares held by Christian McLaughlin, Ms. McLaughlin's husband, as trustee of the McLaughlin Family Trust dated 11/22/99 and 24,000 shares held by Christian McLaughlin, as trustee of the Kristen McLaughlin Trust dated 12/17/99.

 (6) Includes 10,000 shares issuable upon exercise of options granted under the 2000 Directors' Stock Option Plan, which will be vested within 60 days of March 15, 2001.

 (7) Includes 10,000 shares issuable upon exercise of options granted under the 2000 Directors' Stock Option Plan, which will be vested within 60 days of March 15, 2001.

 (8) Includes 10,000 shares issuable upon exercise of options granted under the 2000 Directors' Stock Option Plan, which will be vested within 60 days of March 15, 2001.

 (9) Includes 10,000 shares issuable upon exercise of options granted under the 2000 Directors' Stock Option Plan, which will be vested within 60 days of March 15, 2001. Also includes, subject to stockholder approval of the 1999 Plan, 441,846 shares issuable upon exercise of options vested as of March 15, 2000 and 126,242 shares issuable upon exercise of options which will be vested within 60 days of March 15, 2001.

(10) Consists of 204,312 shares held by Mr. Ericson and 14,518,144 shares held by entities affiliated with Mohr, Davidow Ventures. Also, includes 10,000 shares issuable upon exercise of options granted under the 2000 Directors' Stock Option Plan, which will be vested within 60 days of March 15, 2001. Mr. Ericson is a director of Onvia and a member of Mohr Davidow Ventures. Mr. Ericson disclaims beneficial ownership of the shares held by the entities affiliated with Mohr, Davidow Ventures except to the extent of his pecuniary interest in them.

(11) Includes 10,000 shares issuable upon exercise of options granted under the 2000 Directors' Stock Option Plan, which will be vested within 60 days of March 15, 2001.

(12) Includes 35,000 shares issuable upon exercise of options, which will be vested within 60 days of March 15, 2001.

(13) Includes 72,917 shares issuable upon exercise of options, which will be vested within 60 days of March 15, 2001.

(14) Mr. Kellam left Onvia on September 22, 2000.

(15) Mr. Pawlosky left Onvia on November 30, 2000.

(16) Mr. Calvert left Onvia on December 31, 2000.

(17) Includes 187,500 shares issuable upon exercise of options, which have vested as of April 3, 2001. Mr. Ballman left Onvia on April 3, 2001.

(18) Includes an aggregate of 1,600,000 shares subject to options outstanding as of December 31, 1999 that were made immediately exercisable by Onvia's Board in December 1999 subject to a repurchase option by Onvia which lapses as the shares vest. Also includes shares of which the applicable officers or director may disclaim beneficial ownership.

Executive Compensation and Other Information

 Compensation

  The following table sets forth the compensation received for the years ended December 31, 1999 and 2000 (on an annualized basis) by Onvia's Chief Executive Officer and the four other highest-paid executive officers, who are collectively referred to as the named executive officers. The named executive officers were determined based on compensation paid to Onvia executive officers as of December 31, 2000. In addition, the compensation of two executive officers who joined Onvia and three executive officers who departed during the fiscal year ended December 31, 2000, is included.

              Executive Compensation--Summary Compensation Table

                                                     Long-Term
                                     Annual        Compensation
                                  Compensation   Awards Securities
Name and Principal              ----------------    Underlying      All Other
Position                   Year  Salary   Bonus       Options      Compensation
------------------         ---- -------- ------- ----------------- ------------
Michael D. Pickett (1).... 2000 $ 76,538 $   --            --        $ 26,200
  President, Chief         1999      --      --            --             --
   Executive Officer and
   Chairman

Mark T. Calvert (2)....... 2000  158,750  36,000           --             --
  Former Chief Financial   1999  150,000     --        971,120            --
   Officer

Kristen M. McLaughlin
 (3)...................... 2000  118,333  32,044           --             --
  Chief Strategy Officer   1999   80,000   5,000     1,600,000          1,850

Michael A. Jacobsen (4)... 2000  126,630  23,518        80,000            --
  Acting Chief Financial   1999      --      --         80,000            --
   Officer, Corporate
   Secretary

Mark A. Pawlosky (5)...... 2000  160,833  12,500       150,000            --
  Former Vice President,   1999  130,000     --        240,000         12,500
   Editor-in-Chief

Douglas H. Kellam (6)..... 2000  145,429  14,000           --         243,726
  Former Chief Marketing   1999   86,070     --        500,000         53,950
   Officer

Clark C. Westmoreland
 (7)...................... 2000   41,240  37,500       250,000            --
  Vice President of        1999      --      --            --             --
   Operations

Glenn S. Ballman (8)...... 2000   98,125     --            --             --
  Former Chairman and      1999   75,117  20,000       600,000         13,000
   Chief Executive Officer

--------
(1) Mr. Pickett commenced his employment with Onvia as President and Chief Operating Officer in August 2000. In April 2001, Mr. Pickett became Chief Executive Officer and Chairman. Mr. Pickett's annual salary rate as of December 31, 2000 is $200,000. Mr. Pickett's other compensation consists of housing expenses of $14,000 and of $12,200 paid by Onvia on Mr. Pickett's behalf in connection with the negotiation of his employment agreement with Onvia.

(2) Mr. Calvert left Onvia on December 31, 2000. Mr. Calvert's annual salary at the time of his departure was $180,000.

(3) Ms. McLaughlin commenced her employment with Onvia in June 1998 as Vice President of Business Development. In December 1999, Ms. McLaughlin became Chief Strategy Officer. Ms. McLaughlin's other compensation in 1999 consisted of $1,850 representing the fair market value of common stock issued in exchange for services. Ms. McLaughlin's annual salary as of December 31, 2000 is $200,000.

(4) Mr. Jacobsen commenced his employment with Onvia in December 1999. His salary rate as of December 31, 2000 is $146,000.

(5) Mr. Pawlosky commenced his employment with Onvia in August 1999 and left Onvia in November 2000. Mr. Pawlosky's salary reflects gross salary paid to him by Onvia through November 30, 2000. Mr. Pawlosky's annual salary at the time of his departure was $200,000.

(6) Mr. Kellam commenced his employment with Onvia in August 1999 and left Onvia in September 2000. Mr. Kellam's salary in 2000 is compensation paid to him through September 30, 2000. Mr. Kellam's other compensation consisted of $50,000 in relocation expenses and $3,950 in transportation expenses related to his relocation in 1999. His other compensation consists of $243,726 in severance payments in 2000.

(7) Mr. Westmoreland commenced his employment with Onvia in October 2000. His salary rate as of December 31, 2000 is $200,000.

(8) Mr. Ballman's salary in 1999 includes $18,407 paid to Mr. Ballman by Onvia's Canadian subsidiary prior to the purchase of its outstanding shares by Onvia from Mr. Ballman. This amount assumes an average exchange rate of one U.S. dollar for each 0.68 Canadian dollar over the period this Canadian income was earned. Mr. Ballman's other compensation in 1999 consisted of $13,000, representing the fair market value of common stock issued in exchange for services. Mr. Ballman's annual salary rate as of December 31, 2000 is $225,000. Mr. Ballman left Onvia on April 3, 2001.

  Mr. Pickett and the Company entered into an agreement dated as of March 7, 2001 ("Pickett Employment Agreement"), which provides for an annual base salary of $250,000 and a bonus of up to $75,000 based on achievement of criteria determined by the Board. Upon termination of employment by the Company without cause or by Mr. Pickett for good reason, Mr. Pickett will receive 12 months base salary, benefits and accelerated vesting of all unvested options granted under Onvia's 2000 Directors' Stock Option Plan. In addition, upon such termination, 757,451 shares (257,451 of which were granted subject to stockholder approval of the amendment to the 1999 Plan proposed in Proposal 3) subject to options granted in connection with the Pickett Employment Agreement and 250,000 shares subject to vesting under an amended Common Stock Purchase Agreement between Mr. Pickett and Onvia shall vest and become exercisable. Upon a change in control transaction, 50% of the then unvested options granted to Mr. Pickett in connection with the Pickett Employment Agreement and 50% of the then unvested shares subject to the amended Common Stock Purchase Agreement shall vest and the remaining unvested options and shares shall vest and become exercisable upon termination of employment by the Company without cause or by Pickett for good reason within 12 months of a change in control transaction.

  Mr. Westmoreland and the Company entered into an agreement dated as of March 7, 2001 ("Westmoreland Employment Agreement"), which provides for an annual base salary of $200,000, a fixed bonus of $37,500, a bonus of $75,000 based on achievement of criteria during the first quarter of 2001, and quarterly bonuses equal to 6.25% of annual base salary beginning the second quarter of 2001. Upon termination of employment by the Company without cause or by Mr. Westmoreland for good reason, Mr. Westmoreland will receive 6 months base salary, benefits and 9 months of accelerated vesting of any unvested shares that Mr. Westmoreland holds in the Company. Upon a change in control transaction during the first year of employment, 50% of any unvested shares that Mr. Westmoreland holds in the Company shall vest and become exercisable, and all remaining unvested shares shall vest and become exercisable upon termination, demotion, or change in job responsibilities occurring within 12 months of a change in control transaction. Upon a change in control transaction during the second or third years of employment, 25% of any unvested shares that Mr. Westmoreland holds in the Company shall vest and become exercisable, and 75% of all remaining unvested shares shall vest and become exercisable upon termination, demotion, or change in job responsibilities occurring within 12 months of a change in control transaction.

 Stock Options Granted

  The following table describes certain information regarding stock options granted to each of the named executive officers during the year ended December 31, 2000, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the fair market value on the date of grant determined by Onvia for accounting purposes. These assumed rates of appreciation comply with the rules of the SEC and do not represent an estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of Onvia's common stock. In addition, the deemed value for the date of grant was determined after the date of grant solely for financial accounting purposes. No stock appreciation rights were granted to these individuals during the year.

  In the fiscal year ended December 31, 2000, Onvia granted options to purchase up to an aggregate of 5,962,251 shares to employees, directors and consultants. All options were granted under the 1999 Plan and 2000 Directors' Stock Option Plan at exercise prices equal to the fair market value as determined by the Company's Board or, subsequent to the Company's initial public offering effective March 1, 2000, equal to the closing price of the Company's common stock as listed on the Nasdaq National Market on the date of grant which is deemed to be the fair market value. All options have a term of ten years. Optionees may pay the exercise price by cash, check, or delivery of already-owned shares of the common stock. All options are exercisable as determined by the plan administrator.

                                                                           Potential
                                                                      Realizable Value at
                                                                        Assumed Annual
                          Number of  % of Total                          Rate of Stock
                          Securities   Options                        Price Appreciation
                          Underlying Granted in  Exercise               for Option Term
                           Options   Last Fiscal Price Per Expiration -------------------
Name                       Granted      Year       Share      Date       5%       10%
----                      ---------- ----------- --------- ---------- -------- ----------
Michael D. Pickett (1)..    40,000         *     $21.0000    2/28/10  $528,271 $1,338,744
Mark T. Calvert (4).....       --        --           --         --        --         --
Kristen M. McLaughlin...       --        --           --         --        --         --
Michael A. Jacobsen
 (2)....................    80,000       1.3%      1.4375   11/30/10    72,323    183,280
Douglas H. Kellam (4)...       --        --           --         --        --         --
Mark A. Pawlosky
 (2)(4).................   150,000       2.5%      2.9375   10/26/10   277,107    702,243
Clark C. Westmoreland
 (3)....................   250,000       4.2%      2.7500   10/16/10   432,365  1,095,698
Glenn S. Ballman (4)....       --        --           --         --        --         --

--------
 *  Less than 1%.

(1) Mr. Pickett was granted these options as a director of Onvia.

(2) Options vest 25% after the first year of service and ratably each month over the remaining 36-month period. The options have a 10-year term, but are subject to earlier termination in connection with termination of employment. In the event of certain change in control transactions, see "Option Plan Acceleration for Executive Officers Upon a Change of Control" below.

(3) Options vests 25% on March 6, 2001 and ratably each month over the remaining 36-month period. The option has a 10-year term, but is subject to earlier termination in connection with termination of employment. In the event of certain change in control transactions, see "Executive Compensation and Other Information" above.

(4) Mr. Kellam left Onvia on September 22, 2000, Mr. Pawlosky left Onvia on November 30, 2000, Mr. Calvert left Onvia on December 31, 2000, and Mr. Ballman left Onvia on April 3, 2001.

    Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

  The following table describes for the named executive officers their option exercises for the fiscal year ended December 31, 2000 and exercisable and unexercisable options held by them as of December 31, 2000.

  The value of unexercised in-the-money options at fiscal year end set forth below is based on the closing market stock price as of December 29, 2000 of $0.8438, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under the 1999 Plan or Onvia's 2000 Directors' Stock Option Plan.

                                                       Number of
                                                 Securities Underlying     Value of Unexercised
                                                Unexercised Options at    In-The-Money Options at
                            Shares                  Fiscal Year End           Fiscal Year End
                          Acquired on  Value   ------------------------- -------------------------
Name                       Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                      ----------- -------- ----------- ------------- ----------- -------------
Michael D. Pickett (1)..      --        $--          --        40,000       $ --         $0.00
Mark T. Calvert (2).....      --         --          --           --          --           --
Kristen M. McLaughlin...      --         --          --           --          --           --
Michael A. Jacobsen
 (1)....................      --         --       21,666      138,334        0.00         0.00
Douglas H. Kellam (2)...      --         --          --           --          --           --
Mark A. Pawlosky
 (1)(2).................      --         --        3,125      186,875        0.00         0.00
Clark C. Westmoreland
 (1)....................      --         --          --       250,000         --          0.00
Glenn S. Ballman
 (1)(2).................      --         --      150,000      450,000        0.00         0.00

--------
(1) The exercise price of the options is higher than the closing market stock price as of December 29, 2000.

(2) Mr. Kellam left Onvia on September 22, 2000, Mr. Pawlosky left Onvia on November 30, 2000, Mr. Calvert left Onvia on December 31, 2000, and Mr. Ballman left Onvia on April 3, 2001.

Legal Proceedings

  In February 2000, a claimant filed a lawsuit in the Supreme Court of British Columbia, Canada against Onvia and Glenn S. Ballman, Onvia's former Chief Executive Officer for 50% of Onvia assets and 50% of the former executive's equity interest in Onvia. The lawsuit is based upon the allegation that the claimant and Mr. Ballman planned to form a company similar to Onvia. Based upon investigations to date, Onvia believes that the allegations are without merit and that the outcome of this action will not harm Onvia's business. Onvia believes that it has valid defenses to this claim and intends to vigorously defend the action.

  In July 2000, the British Columbia Securities Commission notified Onvia that its directed share program offered to certain stockholders as part of its initial public offering did not meet Canadian disclosure requirements. In October 2000, Onvia tendered rescission rights totaling 51,506 shares to selected stockholders as a remedy to this violation. As of March 15, 2001, the Company has repurchased and retired 37,873 shares for $795,333.

Compliance with Section 16(a) of the Securities Exchange Act

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Onvia's officers, directors, and persons who beneficially own more than ten percent (10%) of a registered class of Onvia's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent stockholders are required by regulation to furnish Onvia with copies of all Section 16(a) reports they file.

  Based solely on Onvia's review of the copies of such forms received and written representations from certain reporting persons that they were not required to file, Onvia believes that during fiscal year 2000, its executive officers, directors, and greater-than-ten-percent stockholders complied with all applicable Section 16(a) filing requirements.

       PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF
             DELOITTE & TOUCHE LLP AS ONVIA'S INDEPENDENT AUDITORS

  The Board has selected the firm of Deloitte & Touche LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 2001. Assuming that a quorum is present at the Meeting, the affirmative vote of the holders of a majority of the shares of common stock voting in person or by proxy on the appointment of the auditors will be required for approval. Thus, abstentions or broker non-votes will not be included in the totals, and will have no effect on the outcome of the vote.

  It is expected that a member of the firm of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions.

                  PROPOSAL NO. 3: AMENDMENT OF THE 1999 PLAN

        THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT
                               OF THE 1999 PLAN

  At the Meeting, the Company's stockholders are being asked to approve the amendment of the 1999 Plan to increase the maximum number of shares which may be issued to any one employee in any one fiscal year to 5,000,000 shares. The following is a summary of principal features of the 1999 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1999 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Corporate Secretary at the Company's principal offices at 1260 Mercer Street, Seattle, Washington 98109.

General

  The Company's 1999 Plan was adopted by the Board in February 1999. The Board initially reserved 18,000,000 shares of common stock for issuance under the 1999 Plan. The number of shares reserved for issuance under the 1999 Plan increases automatically each year on January 1 from 2001 to 2009 by the lesser of (i) 3,200,000 shares, (ii) 4% of the number of shares outstanding on the last day of the immediately preceding fiscal year, or (iii) any lesser number of shares determined by the Board. Accordingly, on January 1, 2001, an additional 3,200,000 shares were reserved for issuance under the 1999 Plan. The Board believes that, in order to attract qualified employees, officers, and consultants to the Company and to provide incentives to its current employees, officers, and consultants, it is necessary to grant options to purchase common stock to such persons pursuant to the 1999 Plan. Accordingly, the stockholders are being asked to approve the amendment of the 1999 Plan.

  The 1999 Plan previously provided that the maximum number of shares subject to options that may be issued to any employee during a fiscal year could not exceed 2,000,000. The Company has granted Michael D. Pickett, its President, Chief Executive Officer and Chairman of the Board, an option to purchase 3,029,804 shares of common stock subject to stockholder approval of the amendment to the 1999 Plan described herein. For further details related to Mr. Pickett's employment arrangement with the Company, see the narrative description accompanying "Executive Compensation--Summary Compensation Table" above. As a result of the Company's commitment to grant Mr. Pickett the option described above and because the Board generally believes that it is necessary to raise the level of the per employee maximum to 5,000,000 shares in order for the Company to attract and retain executive officers, the stockholders are being asked to approve this amendment to the 1999 Plan at the Meeting.

  In Proposal 3, the stockholders are being asked to approve the amendment and restatement of Section 8 of the 1999 Plan. If approved by the stockholders,
Section 8 of the 1999 Plan will be amended and restated to read as follows:

    "8. Limitation on Grants to Employees. Subject to adjustment as provided in Section 12 below, the maximum number of Shares which may be subject to Options granted to any one Employee under this Plan for any fiscal year of the Company shall be 5,000,000 Shares (the "Share Limit"); provided however that awards granted under the Plan with respect to a greater number of Shares than the Share Limit shall not be void if such awards are made subject to subsequent stockholder approval of an increase in the Share Limit that would permit such awards to be made hereunder."

  The 1999 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting of nonstatutory stock options to employees and consultants. See "United States Federal Income Tax Information" below for information concerning the tax treatment of both incentive stock options and nonstatutory stock options.

  As of March 15, 2001, 6,511,993 shares had been issued upon exercise of options granted under the 1999 Plan, options to purchase 8,855,267 shares were outstanding (includes Mr. Pickett's options granted in connection with the Pickett Employment Agreement), and 4,374,171 shares remained available for future grant (including Mr. Pickett's options granted in connection with the Pickett Employment Agreement and assuming stockholder approval of that grant). The following table sets forth information with respect to the stock options granted to the named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees and consultants (including all current officers who are not executive officers) as a group under the 1999 Plan as of March 15, 2001.

                                              Number of Options Weighted Average
                                              Granted under the  Exercise Price
   Name                                           1999 Plan        Per Share
   ----                                       ----------------- ----------------
   Michael D. Pickett (1)...................      3,029,804          $0.66

   Kristen M. McLaughlin....................      1,600,000           0.06

   Michael A. Jacobsen......................        225,000           2.89

   Clark C. Westmoreland....................        400,000           1.96

   Glenn S. Ballman (2).....................        600,000           6.17

   All current executive officers as a group
    (4 persons)(1)..........................      5,254,804           0.67

   All directors who are not executive
    officers (5 persons)....................            --             --

   All employees and consultants (including
    all current officers who are not
    executive officers) as a group (180
    persons)................................      9,512,456           3.55

--------
(1) Includes an option which is subject to stockholder approval of the amendment to the 1999 Plan. See "Amendment of the 1999 Plan" proposed in Proposal 3.

(2)  Mr. Ballman left Onvia on April 3, 2001.

  The 1999 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Purpose

  The purposes of the 1999 Plan are to attract and retain the best available personnel for the Company, to provide additional incentive to the employees, officers, and consultants of the Company, and to promote the success of the Company's business. The Board does not believe that the maximum number of shares subject to options that may be issued to any one employee during a fiscal year is sufficient to attract new employees and retain existing employees. Approval of the amendment to the 1999 Plan that the stockholders are being asked to approve hereunder is expected to provide the Board with sufficient flexibility to continue the Company's policy of equity ownership by officers, employees and consultants as an incentive to contribute to the Company's success. Approval will also effectively ratify the grant made to Mr. Pickett as described above, because such grant terminates if stockholder approval is not received.

Administration

  If permitted by Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and by the legal requirements relating to the administration of incentive stock option plans, if any, of applicable securities laws and the Code (collectively, the "Applicable Laws"), grants under the 1999 Plan may (but need not) be made by different administrative bodies with respect to employees or consultants who are also officers or directors and employees who are neither directors nor officers.

  With respect to grants of options to employees or consultants who are also officers or directors of the Company, grants under the 1999 Plan shall be made by (A) the Board, if the Board may make grants under the 1999 Plan in compliance with Rule 16b-3 of the Exchange Act and Section 162(m) of the Code as the latter applies so as to qualify grants of options to "covered employees" as performance-based compensation, or (B) a committee designated by the Board to make grants under the 1999 Plan, which committee shall be constituted in such a manner as to permit grants under the 1999 Plan to comply with Rule 16b-3, to qualify grants of options to "covered employees" as performance-based compensation under Section 162(m) of the Code and otherwise so as to satisfy the Applicable Laws.

  With respect to grants of options to employees or consultants who are neither directors nor officers of the Company, the 1999 Plan will be administered by (A) the Board or (B) a committee designated by the Board, which committee will be constituted in such a manner so as to satisfy the Applicable Laws. The Board or the committee designated by the Board to administer the 1999 Plan is referred to in this proxy statement as the "Administrator." The Administrator receives no additional compensation for its services in connection with the administration of the 1999 Plan.

Eligibility

  The 1999 Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants of the Company. Incentive stock options may be granted only to employees. The Administrator selects the optionees and determines the number of shares and the exercise price to be associated with each option. In making such determination, the Administrator takes into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, and other relevant factors. As of March 15, 2001, there are approximately 242 employees, officers, and consultants eligible to participate in the 1999 Plan.

  The 1999 Plan currently provides that the maximum number of shares of common stock which may be granted under options to any one employee under the 1999 Plan during any fiscal year is 2,000,000, subject to adjustment as provided in the 1999 Plan. Stockholder approval of Proposal 3 will increase this limit to 5,000,000 shares. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

Terms of Options

  The terms of options granted under the 1999 Plan are determined by the Administrator. Each option is evidenced by a stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

  (a) Exercise of the Option. The optionee must earn the right to exercise the option by continuing to work for the Company. The Administrator determines when options are exercisable. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of common stock to be purchased, and by tendering payment of the purchase price to the Company. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the Administrator.

  (b) Exercise Price. The exercise price of options granted under the 1999 Plan is determined by the Administrator, and must be at least equal to the fair market value of the shares on the date of grant, in the case of incentive stock options, and 85% of the fair market value of the shares on the date of grant, in the case of nonstatutory stock options, as determined by the Administrator, based upon the closing price on the Nasdaq National Market on the date of grant. Incentive stock options granted to stockholders owning more than 10% of the total combined voting power of all classes of the Company's stock (such holders are referred to as "10% Stockholders") are subject to the additional restriction that the exercise price on such options must be at least 110% of the fair market value on the date of the grant. Nonstatutory stock options granted to a "covered employee" under Section 162(m) of the Code are subject to the additional restriction that the exercise price on such options must be at least 100% of the fair market value on the date of grant.

  (c) Termination of Employment. If the optionee's employment or consulting relationship with the Company is terminated for any reason other than death or total and permanent disability, options under the 1999 Plan may be exercised not less than 30 days (or such other period after, not exceeding three months in the case of incentive stock options or nonstatutory stock options, as is determined by the Administrator) after the date of such termination to the extent the option was exercisable on the date of such termination. In no event may an option be exercised by any person after the expiration of its term.

  (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his or her total and permanent disability, options may be exercised within twelve months (or six months certain circumstances) after the date of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after its termination date.

  (e) Death. If an optionee should die while employed or retained by the Company, and such optionee has been continuously employed or retained by the Company since the date of grant of the option, the option may be exercised within six months after the date of death (or such other period of time, not exceeding six months, as is determined by the Administrator) by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent the optionee would have been entitled to exercise the option had the optionee continued living and remained employed or retained by the Company for three months after the date of death, but in no event may the option be exercised after its termination date.

  If an optionee should die within 30 days (or such other period of time not exceeding three months as is determined by the Administrator) after the optionee has ceased to be continuously employed or retained by the Company, the option may be exercised within six months after the date of death by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent that the optionee was entitled to exercise the option at the date of termination, but in no event may the option be exercised after its termination date.

  (f) Option Termination Date. Incentive stock options granted under the 1999 Plan expire ten years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options granted to 10% Stockholders may not have a term of more than five years.

  (g) Nontransferability of Options. Incentive stock options are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee. In the case of nonstatutory stock options, the Administrator may at its discretion in certain circumstances allow the transferability of such options.

  (h) Acceleration of Option. In the event of a merger of the Company with or into another corporation or sale of substantially all of the Company's assets, the Administrator may either accomplish a substitution or assumption of options by the successor corporation or give written notice of the acceleration of the optionee's right to exercise his or her outstanding options in part or in full at any time within fifteen days of such notice.

  (i) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1999 Plan as may be determined by the Administrator.

Adjustments Upon Changes in Capitalization

  In the event any change, such as a stock split, reverse stock split, stock dividend, combination or reclassification, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, and the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1999 Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Administrator.

Amendment and Termination

  The Board may amend the 1999 Plan at any time or from time to time or may terminate it without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the 1999 Plan that: (i) increases the number of shares that may be issued under the 1999 Plan, (ii) modifies the standards of eligibility, or (iii) modifies the limitation on grants to employees described in the 1999 Plan or results in other changes which would require stockholder approval to qualify options granted under the 1999 Plan as performance-based compensation under Section 162(m) of the Code. However, no action by the Board or the stockholders may alter or impair any option previously granted under the 1999 Plan, unless mutually agreed otherwise between the optionee and the Board. The 1999 Plan shall terminate in February 2009, provided that any options then outstanding under the 1999 Plan shall remain outstanding until they expire by their terms.

United States Federal Income Tax Information

  The following is a brief summary of the U.S. federal income tax consequences of transactions under the 1999 Plan based on federal income tax laws in effect on the date of this proxy statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. This summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all optionees to consult their own tax advisor concerning the tax implications of option grants and exercises and the disposition of stock acquired upon such exercises, under the 1999 Plan.

  Options granted under the 1999 Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by
Section 422 of the Code, or nonstatutory stock options, which will not qualify. If an option granted under the 1999 Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and will incur no tax liability due to the exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax (see discussion below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as a long-term capital gain. If both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the common stock on the date of the option exercise or the sale price of the common stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is 20%, whereas the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed in full against capital gains plus $3,000 of other income.

  All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee's current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from date of exercise.

Alternative Minimum Tax

  The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exemption amount of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

  In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the common stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

  If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

Required Vote

  The approval of the amendment of the 1999 Plan requires the affirmative vote of the holders of a majority of the shares of the Company's common stock present at the Meeting in person or by proxy and entitled to vote.

                             CERTAIN TRANSACTIONS

Benefits to Related Parties as a Result of Initial Public Offering

  Since Onvia's inception in March 1997, Onvia issued and sold shares of its capital stock and warrants to purchase Onvia's capital stock, not including warrants issued to its creditors, in private placement transactions as follows:

  . 22,958,136 shares of restricted common stock at a price of $0.00125 per share in January 1999;

  . 1,026,224 shares of restricted common stock at a price of $0.0125 per share in April 1999;

  . 120,000 shares of restricted common stock at a price of $1.25 per share in December 1999;

  . 21,219,496 shares of Series A preferred stock at a price of $0.58 per share in February 1999;

  . warrants to purchase up to 833,352 shares of common stock at an exercise price of $0.0025 per share in connection with the sale of notes convertible into shares of Series A preferred stock from September 1998 through February 1999;

  . 14,544,170 shares of Series B preferred stock at a price of $1.72 per share in September 1999;

  . 3,379,402 shares of Series C preferred stock at a price of $6.86 per share in December 1999; and

  . 2,666,666 shares of common stock at the initial public offering price of $21.00 in March 2000.

  Each share of Onvia's preferred stock sold in a series of private placement transactions in 1999 converted into common stock on a 1-for-1 basis upon the closing of Onvia's initial public offering in March 2000. The following table summarizes the shares of capital stock purchased by executive officers, directors and 5% stockholders and their affiliates in these private placement transactions, although this table does not reflect the currently outstanding or currently held securities:

                               Common      Series A        Series B        Series C
   Investor                    Stock    Preferred Stock Preferred Stock Preferred Stock
   --------                  ---------- --------------- --------------- ---------------
   Entities Affiliated with
    Mohr,
     Davidow Ventures......         --     9,322,956       4,654,128        541,060
   Internet Capital Group,
    Inc. ..................         --     8,552,972       5,235,966        729,266
   GE Capital Equity
    Investments............         --           --        4,072,370        216,630
   Glenn S. Ballman........  10,000,000        9,568             --             --
   Robert D. Ayer..........   5,600,000          --              --             --
   Kristen M. McLaughlin...   1,480,000          --              --             --
   Michael D. Pickett......   1,026,224       85,532             --             --
   Wendy L. Ayer...........     240,000          --              --             --
   William W. Ericson......     187,204       17,108             --           3,646
   Mark T. Calvert.........      64,104       42,764             --          14,586
   Jeffrey C. Ballowe......     120,000          --              --             --

Affiliate Relationships

  Ms. Schoendorf and Mr. Ericson, who are directors of Onvia, are members of Mohr, Davidow Ventures. Mr. Fox, one of Onvia's directors, is a Managing Director of Internet Capital Group, Inc. Mr. Ballowe, one of Onvia's directors, is on the advisory board of Internet Capital Group, Inc. Wendy L. Ayer is married to Robert D. Ayer, Onvia's Vice President of Business Development. The shares of Series C preferred stock attributed to Mark T. Calvert in the above table are held of record by Mark and Norma Calvert, the parents of Mr. Calvert.

Loans to Officers

  Between October 1999 and March 2000, Onvia issued loans to the following persons, who were executive officers of Onvia at the time of issuance, in the amounts set forth opposite each of the executives' names. Each of these notes is secured by shares of Onvia common stock and is due on the earlier of the following:

  .  five years after issuance;

  . after a public offering of Onvia's common stock in which the officer is a selling stockholder; and

  . the expiration of any lock-up period imposed by contract or securities laws following an acquisition of Onvia.

                                                          Amount of
                                          Amount of  Promissory Note Plus
                               Annual     Promissory       Interest
   Stockholder              Interest Rate    Note    as of March 15, 2001    Date Issued
   -----------              ------------- ---------- -------------------- -----------------
   Glenn S. Ballman........       6%       $350,000        $376,717         October 8, 1999
   Douglas H. Kellam.......       6%       $150,000        $ 12,742       December 19, 1999
   Douglas H. Kellam.......       6%       $ 50,000        $      0        February 8, 2000
   Kristen M. McLaughlin...       6%       $100,000        $106,683        February 8, 2000
   Glenn S. Ballman........       6%       $ 75,000        $      0        February 8, 2000
   Kristen M. McLaughlin...       6%       $350,000        $370,353          April 10, 2000
   Mark T. Calvert.........       6%       $150,000        $134,905          April 10, 2000
   Mark A. Pawlosky........       6%       $ 70,000        $      0          April 10, 2000
   Arthur R. Paul..........       6%       $100,000        $      0       February 15, 2000
   Louis T. Mickler........       6%       $ 30,000        $ 18,620          April 10, 2000

Option Plan Acceleration for Executive Officers Upon a Change of Control

  Onvia's 1999 Plan provides that each outstanding option held by an executive officer will be accelerated completely so that 100% of the unvested shares covered by the option are fully vested if, within 12 months of a change of control, the employment of the executive officer is terminated other than for cause or by the executive officer for good reason.

Indemnification Agreements

  Onvia has entered into indemnification agreements with some of its officers and directors containing provisions requiring it to indemnify them against liabilities that may arise by reason of their status or service as officers or directors, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. These indemnification agreements do not cover liabilities arising from willful misconduct of a culpable nature.

Employment Agreements

  The following officers are individually parties to offer letter agreements with Onvia that provide for at-will employment, standard medical and dental benefits, and salary as listed below:

                                                                  Shares
                               Date of Letter  Annual Potential Underlying
   Officer                       Agreement     Salary   Bonus    Options   Other
   -------                    ---------------- ------ --------- ---------- -----
   Clayton W. Lewis..........   March 15, 1999 80,000  10,000    100,000     --
   James R. Bridges.......... October 14, 1999 99,900  15,000     30,000     --

  Some of these officers have been granted options in addition to those set forth in the offer letters. In addition, our Board has granted to each of the officers named above six months salary and six months COBRA benefits as severance upon termination of employment with us for any reason or no reason.

Other Related Party Transactions

  Onvia has paid Avolo.com, Inc. (formerly SunCommerce Corporation) approximately $221,000 from March 1997 through December 31, 2000 for various payments and services, including wages, benefits, management fees, office expenses and other miscellaneous expenses, which were incurred on Onvia's behalf. In addition, Onvia entered into a lease agreement with Avolo.com in July 1999 under which Onvia subleases office space in Seattle, Washington to Avolo.com. The lease calls for monthly payments that range between $2,212 and $2,279 and expires in May 2001. Onvia is a guarantor of the primary lease and will be liable if Avolo.com fails to meet its obligations under the sublease. Mr. Ballman is a principal stockholder of Avolo.com and Mr. Pickett is an investor in Avolo.com.

  Onvia's Canadian subsidiary was incorporated as M-Depot Internet Superstore, Inc. in British Columbia, Canada in June 1997 and was wholly owned by Mr. Ballman, Onvia's founder, former Chief Executive Officer and Chairman. In January 1999, Onvia issued 800 shares of its common stock to Mr. Ballman in exchange for all of the outstanding shares of M-Depot Internet Superstore, Inc, which subsequently changed its name to Onvia.com, Inc.

  Onvia entered into an agreement with Broadbase Software, Inc., in September 1999, pursuant to which Onvia purchased software for its management information system. Onvia has paid Broadbase Software, Inc. approximately $697,109 under this agreement through December 31, 2000. Mohr, Davidow Ventures, one of Onvia's principal stockholders, is an investor in Broadbase Software, Inc. Ms. Schoendorf and Mr. Ericson, two of Onvia's directors, are partners in Mohr, Davidow Ventures.

  Onvia has granted options to purchase common stock to its executive officers, and, in December 1999, Onvia allowed these officers to exercise the previously unvested portion of these options, subject to a repurchase option by Onvia which lapses as the shares vest. The aggregate number of these previously unvested options was 2,671,554.

  Onvia paid $1,017,792 to Breakaway Solutions, Inc. during the year ended December 31, 2000. Internet Capital Group, Inc. is a principal stockholder of Breakaway Solutions, Inc. and Onvia.

  Mr. Ballowe, one of Onvia's directors, is on the advisory board of Internet Capital Group, Inc. Mr. Fox, also one of Onvia's directors, has served as a Managing Director of Internet Capital Group, Inc. since March 1996. In March 2000, Onvia sold to Internet Capital Group, Inc. shares of its common stock in a private placement immediately following and conditioned upon Onvia's initial public offering. See "Certain Transactions."

  In September 2000, Onvia completed its acquisition of Hardware.com, Inc. Michael D. Pickett, Onvia's President, Chief Executive Officer and director since February 1999, was also Hardware.com's Chairman and Chief Executive Officer. Mr. Pickett received no payment of consideration as a result of the acquisition. However, Mr. Pickett became Onvia's President and Chief Operating Officer following the acquisition and effective April 2001, became Onvia's Chief Executive Officer and Chairman of the Board.

  In September 2000, Onvia entered into a separation agreement with Douglas H. Kellam. Pursuant to the terms of the separation agreement, Mr. Kellam will receive an amount equal to approximately $85,000, equivalent to six months of his base salary, payable semimonthly over the six-month period beginning October 1, 2000. In addition, on Mr. Kellam's termination date, Onvia accelerated vesting of certain shares of common stock held by Mr. Kellam so that, as of the date of the separation agreement, Mr. Kellam held 197,917 shares. Onvia repurchased the remaining 202,083 shares of common stock held by Mr. Kellam at a price of $0.375 per share.

  In November 2000, Onvia entered into a separation agreement with Mark A. Pawlosky. Pursuant to the terms of his separation, Onvia repurchased 91,667 shares of common stock held by Mr. Pawlosky at a weighted average price of $0.872 per share. On the date of his separation, Mr. Pawlosky held 371,250 shares of Onvia's common stock after giving effect to the repurchase described above.

  Onvia was required by securities regulators in British Columbia, Canada to extend a rescission offer to stockholders in British Columbia who purchased shares in its initial public offering. Glenn S. Ballman's brother received approximately $105,000 from Onvia upon his acceptance of this rescission offer.

  On December 8, 2000, Glenn S. Ballman, Onvia's former Chief Executive Officer and Chairman, signed a promissory note for $4,200,000 to Imperial Bank. Onvia assigned and granted Imperial Bank a $4,000,000 security interest in a certificate of deposit to guarantee Mr. Ballman's loan. Mr. Ballman pledged 6,000,000 of his shares of Onvia's common stock as security for Onvia's guarantee of his loan pursuant to the separation letter agreement between Mr. Ballman and Onvia.

  Mark T. Calvert, Onvia's Chief Financial Officer, who resigned effective December 31, 2000, had an offer letter with Onvia dated March 25, 1999, as amended, providing for a payment of $180,000 annual salary, options to purchase 545,120 shares of common stock and 12 months severance pay and benefits upon termination for any reason. In December 2000, Onvia entered into a separation agreement with Mr. Calvert pursuant to which Mr. Calvert will receive $180,000 annual base salary and healthcare benefits through June 30, 2002. Mr. Calvert also received a bonus of $36,000 for completion of certain tasks following his departure from Onvia. Mr. Calvert agreed to pay principal and interest due on his April 16, 2000 $150,000 promissory note on a quarterly basis until repaid on or prior to March 31, 2002.

  In February 2001, Onvia entered into a separation agreement with Arthur R. Paul. Pursuant to the terms of the separation agreement, Mr. Paul received a lump sum severance payment of $100,000. In addition, on Mr. Paul's termination date, Onvia accelerated vesting of certain shares of common stock held by Mr. Paul so that, as of the date of the separation agreement, Mr. Paul held 745,833 shares.

  In March 2001, Onvia entered into a separation agreement with Louis T. Mickler. Pursuant to the terms of the separation agreement, Mr. Mickler received a lump sum severance payment of $65,000. In addition, on Mr. Mickler's termination date, Onvia accelerated vesting of certain shares of common stock held by Mr. Mickler so that, as of the date of the separation agreement, Mr. Mickler held 35,000 shares. Onvia repurchased the remaining 35,000 shares of common stock held by Mr. Mickler at a price of $0.375 per share.

  In March 2001, Onvia entered into a retention bonus agreement with Kristen
M. McLaughlin, Onvia's Chief Strategy Officer. Under the terms of the retention bonus agreement, Onvia will provide Ms. McLaughlin with a retention bonus totaling $680,000 over the next two years. The retention bonus will be paid in quarterly installments beginning the first quarter of 2001 by forgiving $56,000 per quarter of Ms. McLaughlin's loan with Onvia and paying $29,000 per quarter in cash. In addition, Onvia agreed to repurchase up to $400,000 of Ms. McLaughlin's stock between March 30, 2001 and July 2, 2001 at fair market value on the date of repurchase. Onvia also has the right of first refusal to purchase up to $500,000 of Ms. McLaughlin's shares of Onvia's common stock. Onvia believes that the terms of this retention bonus agreement are necessary to retain Ms. McLaughlin as an employee of Onvia and to help create long-term stockholder value.

  In April 2001, Onvia entered into a separation letter agreement with Glenn
S. Ballman, Onvia's founder, former Chief Executive Officer and Chairman of the Board. Pursuant to the terms of the separation letter agreement, Mr. Ballman will receive a lump sum severance payment of $337,500, in exchange for which Mr. Ballman agreed to make five equal quarterly installment payments (first payment due July 31, 2001), under a $350,000 promissory note dated as of October 8, 1999 ("Note") and a loan from Imperial Bank to Mr. Ballman, which Onvia has guaranteed. Onvia has a right of first refusal to purchase Mr. Ballman's shares of Onvia's common stock until these loans have been paid in full. During the quarters immediately preceding July 31, 2001 and October 31, 2001 (the first and second scheduled installment payments), Mr. Ballman has the right to put to Onvia only that amount of shares of Onvia's common stock sufficient to constitute a scheduled installment payment, provided that the price per share of the last recorded trade on the Nasdaq Stock Market on the day Onvia receives written notice of the put does not exceed $1.10 per share. At least eighty percent (80%) of the net proceeds from the right of first refusal and the put will be used to repay the Note and the loan from Imperial Bank. In addition, Mr. Ballman pledged 6,000,000 of his shares of Onvia's common stock as security for Onvia's guarantee of his loan. Upon repayment of Mr. Ballman's loan to Imperial Bank, Onvia's guarantee will be released and the pledged shares will be returned to Mr. Ballman.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return data for Onvia's stock since March 1, 2000 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of the Nasdaq National Market Composite Index and the AMEX Internet Index. The graph assumes that $100 was invested on March 1, 2000. The graph further assumes that such amount was initially invested in the common stock of the Company at a per share price of $21.00. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                       [PERFORMANCE GRAPH APPEARS HERE]

             Onvia    AMEX Internet Index     NASDAQ Composite Index
3/00         100.60          96.96                   95.58
4/00          41.37          79.92                   80.70
5/00          24.70          67.29                   71.09
6/00          41.07          77.28                   82.90
7/00          38.10          75.86                   78.74
8/00          33.33          87.40                   87.92
8/00          21.13          78.41                   76.77
10/00         12.50          68.48                   70.43
11/00          6.85          49.21                   54.30
12/00          4.02          43.62                   51.64

* Assumes $100 invested on March 1, 2000 in stock or index, including reinvestment of dividends.

                                                          March 1, December 31,
                                                            2000       2000
                                                          -------- ------------
       Onvia.............................................   $100      $ 4.02
       AMEX Internet Index...............................    100       43.62
       NASDAQ Composite Index............................    100       51.64

                                 OTHER MATTERS

  The Board is not aware of any matters, other than those described above that may come before the Meeting. However, if any matters are properly presented to the Meeting for action, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

                       PROPOSALS FOR 2002 ANNUAL MEETING

  To have your proposal included in the Company's proxy statement for the 2002 Annual Meeting, you must submit your proposal in writing by January 4, 2002 to the Corporate Secretary at the Company's principal executive offices.

  If you submit a proposal for the 2002 Annual Meeting before January 4, 2002 or after February 6, 2002, management may or may not, at their discretion, present the proposal at the meeting, and the proxies for the 2002 Annual Meeting will confer discretion on the management proxy holders to vote against your proposal.

         AUDIT FEES AND FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL
                            INDEPENDENT ACCOUNTANT

  During the fiscal year ended December 31, 2000, Deloitte & Touche LLP, Onvia's independent auditor and principal accountant, billed Onvia the fees set forth below. The Audit Committee of the Board has considered whether and concluded that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining its independence.

Audit Fees

  The audit fees that Deloitte & Touche LLP billed Onvia for its audit services, including an audit of the financial statements included in the Company's Annual Report on Form 10-K and review of those financial statements included in the Company's Quarterly Reports on Form 10-Q, totaled $288,788.

Financial Information Systems Design and Implementation Fees

  Onvia did not engage Deloitte & Touche LLP in this capacity.

All Other Fees

  Other fees that Deloitte & Touche LLP billed Onvia for all other non-audit services rendered to Onvia, including tax related services, totaled $396,309.

                           EXPENSES AND SOLICITATION

  The cost of the solicitation of proxies will be borne by Onvia. Proxies will be solicited principally through the mail. Further solicitation of proxies from some stockholders may be personally made by directors, officers, and regular employees of Onvia, by telephone, telegraph, or special letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid for any such further solicitation. In addition, Onvia may request banks, brokers, and their custodians, nominees, and fiduciaries to solicit customers of theirs who have shares of Onvia registered in the name of a nominee. Onvia will reimburse any such persons for their reasonable out-of-pocket costs.

                                  APPENDIX A

                        CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

Purpose

  This charter shall be reviewed, updated and approved annually by the Board of Directors.

Role and Independence

  The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Corporation and other such duties as directed by the Board. The membership of the Committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the NASDAQ. The Committee is expected to maintain free and open communication (including private executive sessions at least annually, but whenever deemed appropriate by the auditors or the Audit Committee) with the independent accountants and the management of the Corporation. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

  The Board shall appoint one member of the Audit Committee as Chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board. The Chairperson will also maintain regular liaison with the CEO, CFO, and the lead independent audit partner.

  In the event that one or more members of the Committee are absent from a meeting of the Committee, the remaining members of the Committee (provided they form a quorum), acting unanimously, shall have the power to take any action necessary or convenient to the efficient discharge of the foregoing. No action of the Committee shall be valid unless taken pursuant to a resolution adopted and approved by a majority of a quorum of the Committee.

Responsibilities

  The Audit Committee's primary responsibilities include:

  . Recommending to the Board the independent accountant to be selected or retained to audit the financial statements of the Corporation. In so doing, the Committee will request from the auditors a written affirmation that the auditors are in fact independent, discuss with the auditors any relationships that may impact the auditor's independence, and recommend to the Board any actions necessary to oversee the auditor's independence.

  . Overseeing the independent auditors relationship by discussing with the auditors the nature and rigor of the audit process and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.

  . Reviewing the audited financial statements and discussing them with the management and the independent auditor. These discussions shall include consideration of the quality of Onvia's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments, whether or not recorded and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of Onvia's audited financial statements in Onvia's Annual Report on Form 10-K.

  . Reviewing with management and the independent auditors the quarterly financial information prior to Onvia's quarterly earnings release. This review will generally be performed by the Committee, but can be performed by the Chairperson if needed.

  . Discussing with management and the external auditors the quality and adequacy of Onvia's internal controls.

  . Discussing with management the status of pending litigation, taxation matters, operation and financial system developments and plans, and other areas of oversight to the legal and compliance area as may be appropriate.

  . Reporting Audit Committee activities to the full Board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the stockholders.

                                ONVIA.COM, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  May 11, 2001

  The undersigned hereby appoints Michael D. Pickett and Michael A. Jacobsen or either of them, the action of both of them voting to be controlling attorneys of the undersigned, with full powers of substitution, with all the powers the undersigned would possess if personally present, to vote the stock of the undersigned in ONVIA.COM, INC. at the Annual Meeting of Stockholders to be held on May 11, 2001 at 1:00 p.m. local time, at the Company's executive offices at 1260 Mercer Street, Seattle, Washington 98109, and any adjournment or postponements thereof with all powers the undersigned would possess if personally present.

                             YOUR VOTE IS IMPORTANT

             PLEASE MAIL PROMPTLY YOUR COMPLETED PROXY CARD IN THE
                       ENCLOSED POSTAGE PREPAID ENVELOPE.

                             THANK YOU FOR VOTING!

  This proxy, if properly executed, will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this proxy will be voted "FOR the nominees" in item 1, "FOR"
item 2 and will be voted in accordance with the discretion of the proxies upon all other matters which may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors at present knows of no other matters to be brought before the meeting. PLEASE DATE AND MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please mark your votes as in this example: [X]

1. The Board of Directors recommends you vote FOR the election of the nominees listed below:

                                                FOR the Board       WITHHOLD AUTHORITY
                                                  nominees    to vote for the Board nominees
 ELECTION OF DIRECTOR NOMINEES: Kenneth A. Fox       [_]                   [_]
                               Steven D. Smith       [_]                   [_]

 INSTRUCTION: To withhold authority to vote for any individual nominee, write the number(s) of nominee(s) in the space provided below:

                                                  (To be signed on reverse side)

2. The Board of Directors recommends you vote FOR the ratification of the selection of Deloitte & Touche LLP as Onvia's independent auditors.

                                                    FOR AGAINST ABSTAIN
  Ratify the selection of Deloitte & Touche LLP as
   Onvia's independent auditors                     [_]   [_]     [_]

3. The Board of Directors recommends you vote FOR the amendment to Onvia's Amended and Restated 1999 Stock Option Plan to increase the maximum number of shares subject to options that may be issued to any one employee during a fiscal year to 5,000,000 shares.

                                                         FOR AGAINST ABSTAIN
  Approve the amendment to Onvia's Amended and Restated
   1999 Stock Option Plan                                [_]   [_]     [_]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

  Please vote, date and sign below, and promptly return in the enclosed envelope.
                                             ----------------------------------
                                             Signature

                                             Date: ____________________________

                                             ----------------------------------
                                             Signature

                                             Date: ____________________________

                                             NOTE: Please sign exactly as the
                                             name appears stenciled on this
                                             proxy. When signing as attorney,
                                             executors, administrators,
                                             trustee or guardian, please set
                                             forth your full title. If the
                                             stockholder is a corporation, the
                                             signature should be that of an
                                             authorized officer who should
                                             indicate his or her title.